Exhibit 99.2

15 West 6th Street, Suite 900 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Prices Offering of Common Stock

TULSA, OK - May 10, 2016 - Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today the pricing of an underwritten public offering of 9,500,000 shares of its common stock for total gross proceeds (before underwriting commissions and estimated offering expenses) of approximately $105.9 million. The Company has also granted the underwriters a 30-day option to purchase up to 1,425,000 additional shares of the Company’s common stock.

The Company intends to use the net proceeds from the sale of the shares of common stock to repay borrowings under its senior secured credit facility.

The offering is expected to close on or about May 16, 2016, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The underwriters intend to offer the shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

This offering is being made pursuant to an automatic effective shelf registration statement, including a base prospectus and a preliminary prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the preliminary prospectus supplement may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the base prospectus and the preliminary prospectus supplement may be obtained from Credit Suisse at: Credit Suisse Securities (USA) LLC, Prospectus Department at Eleven Madison Avenue, Level 1B, New York, New York 10010, by phone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com, BMO Capital Markets Corp., Attention: BMO Prospectus Department, 3 Times Square, 25th Floor, New York, New York 10036, by phone at (800) 414-3627 or by email at BMOprospectus@bmo.com, or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, by phone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under federal securities laws. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, our business plans may change as circumstances warrant and the securities may not ultimately be offered to the public because of general market conditions or other factors. General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, the preliminary prospectus supplement and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:

Ron Hagood:  (918) 858-5504 - rhagood@laredopetro.com

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